UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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CRITICAL THERAPEUTICS, INC.
60 WESTVIEW STREET
LEXINGTON, MASSACHUSETTS 02421

March 28, 2007

Dear Fellow Stockholders:

I am pleased to invite you to join us for the Critical Therapeutics, Inc. 2007 Annual Meeting of Stockholders to be held on May 2, 2007 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are presented in the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement that follow.

In addition to Annual Meeting formalities, we will report to stockholders generally on Critical Therapeutics’ business, and will be pleased to answer stockholders’ questions relating to Critical Therapeutics.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card as described in the Proxy Statement, even if you plan to attend the meeting. You may also vote by proxy over the Internet or by telephone.

On behalf of Critical Therapeutics’ Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Yours sincerely,

Frank E. Thomas
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE CRITICAL THERAPEUTICS THE EXPENSE OF ADDITIONAL SOLICITATION.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 2, 2007
PROXY STATEMENT
STOCK OWNERSHIP INFORMATION
PROPOSAL ONE — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Summary of Potential Payments Upon Termination or Change of Control
Summary of Actual Payments Upon Termination of Employment
Director Compensation
Equity Compensation Plan Information
PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SOLICITATION OF PROXIES
REVOCATION OF PROXY
STOCKHOLDER PROPOSALS

CRITICAL THERAPEUTICS, INC.
60 WESTVIEW STREET
LEXINGTON, MASSACHUSETTS 02421

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 2, 2007

To our stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Critical Therapeutics, Inc. will be held on May 2, 2007 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109. At the annual meeting, stockholders will consider and vote on the following matters:

1. The election of two (2) members to our board of directors to serve as Class III directors, each for a term of three years.

2. The ratification of the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment thereof. Our board of directors has no knowledge of any other matters which may come before the meeting.

Stockholders of record at the close of business on March 5, 2007 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card whether or not you expect to attend the annual meeting. A postage-prepaid envelope, addressed to Mellon Investor Services LLC, our transfer agent and registrar, has been enclosed for your convenience. You may also vote by proxy over the Internet or by telephone. If you attend the meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Scott B. Townsend, Esq.
Secretary

Lexington, Massachusetts
March 28, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE OVER THE INTERNET, BY TELEPHONE OR BY MAIL.

CRITICAL THERAPEUTICS, INC.
60 WESTVIEW STREET
LEXINGTON, MASSACHUSETTS 02421

PROXY STATEMENT

For the 2007 Annual Meeting of Stockholders
To Be Held On May 2, 2007

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Critical Therapeutics, Inc. for use at the 2007 Annual Meeting of Stockholders to be held on May 2, 2007 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, and of any adjournment thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our Secretary or by appearing at the meeting and voting in person.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2006 is being mailed to stockholders with the mailing of these proxy materials on or about March 28, 2007.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Critical Therapeutics, Inc., Attention of Linda S. Lennox, Vice President, Investor & Media Relations, 60 Westview Street, Lexington, Massachusetts 02421; telephone: (781) 402-5700. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are also available on the SEC’s website at www.sec.gov.

Voting Securities and Votes Required

Stockholders of record at the close of business on March 5, 2007 will be entitled to notice of and to vote at the annual meeting. On that date, 43,066,165 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matter submitted to our stockholders, including the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, requires the affirmative vote of the majority of shares present in person or represented by proxy and voting on such matter at the annual meeting. The votes will be counted, tabulated and certified by a representative of Mellon Investor Services LLC, who will serve as the inspector of elections at the annual meeting.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting.

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our Secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted, by voting again over the Internet or by telephone or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting or voted by proxy over the Internet or by telephone will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement and in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment. If the shares you own are held in “street name,” the bank, broker or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, broker or other nominee provides you.

If your shares are registered directly in your name, you may vote:

•	Over the Internet. Go to the web site of our tabulator, Mellon Investor Services, at http://www.proxyvoting.com/crtx and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•	By Telephone. Call (866) 540-5760 toll-free from the United States or Canada and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to Mellon Investor Services. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank, broker or other nominee, you may vote:

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Critical Therapeutics, Inc., Attention of Linda S. Lennox, Vice President, Investor & Media Relations, 60 Westview Street, Lexington, Massachusetts 02421; telephone: (781) 402-5700. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2007 by:

•	each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•	our President and Chief Executive Officer, who functions as both our principal executive officer and our principal financial officer, our three other most highly compensated executive officers who were serving as executive officers on December 31, 2006, our former President and Chief Executive Officer and two additional former executive officers who would have been among our most highly compensated executive officers if they had been serving as executive officers on December 31, 2006; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of common stock issuable under stock options and warrants that are currently exercisable or exercisable within 60 days of February 28, 2007 are deemed to be beneficially owned by the person holding the option or warrant for purposes of calculating the percentage ownership of that person but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws.

	Number of	Shares	Shares
	Outstanding	Underlying	Underlying	Total Number of	Percentage of
	Shares	Warrants	Options	Shares	Common Stock
Name and Address of	Beneficially	Currently	Exercisable	Beneficially	Beneficially
Beneficial Owner(1)	Owned	Exercisable(2)	within 60 Days	Owned	Owned

5% Stockholders
Funds managed by Healthcare Ventures(3)	5,153,323	383,212	—	5,536,535	12.74%
44 Nassau Street, Second Floor
Princeton, NJ 08542
Funds managed by MPM Asset Management II LLC(4)	3,845,876	191,606	—	4,037,482	9.33%
200 Clarendon Street, 54(th) Floor
Boston, MA 02116
Funds managed by Advanced Technology Ventures(5)	3,182,132	447,081	—	3,629,213	8.34%
Bay Colony Corporate Center
1000 Winter Street, Suite 3700
Waltham, MA 02541
Prospect Venture Partners III, L.P	2,281,022	798,358	—	3,079,380	7.02%
435 Tasso Street, Suite 200
Palo Alto, CA 94301
MedImmune Ventures, Inc.	2,857,142	—	—	2,857,142	6.63%
One MedImmune Way
Gaithersburg, MD 20878
Sectoral Asset Management(6)	2,603,004	—	—	2,603,004	6.04%
2120-1000 Sherbrooke St.
West Montreal PQ H3A 3G4
Canada

	Number of	Shares	Shares
	Outstanding	Underlying	Underlying	Total Number of	Percentage of
	Shares	Warrants	Options	Shares	Common Stock
Name and Address of	Beneficially	Currently	Exercisable	Beneficially	Beneficially
Beneficial Owner(1)	Owned	Exercisable(2)	within 60 Days	Owned	Owned

Directors and Named Executive Officers
Frank E. Thomas(7)	59,885	—	208,399	268,284	*
Christopher Mirabelli, Ph.D.(8)	5,153,323	383,212	—	5,536,535	12.74%
Nicholas Galakatos, Ph.D.(9)	3,846,839	191,606	14,166	4,052,611	9.37%
Jean George(10)	3,182,132	447,081	14,166	3,643,379	8.37%
James B. Tananbaum, M.D.(11)	2,281,022	798,358	17,639	3,097,019	7.06%
Christopher Walsh, Ph.D.	10,991	—	28,332	39,323	*
Richard W. Dugan	—	—	37,777	37,777	*
Robert H. Zeiger	—	—	25,833	25,833	*
M. Cory Zwerling	—	—	37,500	37,500	*
Dana Hilt, M.D.(12)	26,700	—	25,000	51,700	*
Trevor Phillips, Ph.D.(13)	40,033	—	253,472	293,505	*
Scott B. Townsend, Esq.(14)	27,700	—	67,436	95,136	*
Paul D. Rubin, M.D.(15)	195,000	—	—	195,000	*
Frederick Finnegan(16)	16,237	—	—	16,237	*
Walter Newman, Ph.D.(17)	345,099	—	—	345,099	*
All executive officers and directors as a group (13 persons, consisting of 5 officers and 8 non-employee directors)	14,657,235	1,820,257	759,406	17,236,988	37.76%

*	Represents beneficial ownership of less than one percent of common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is care of Critical Therapeutics, Inc., 60 Westview Street, Lexington, MA 02421.

(2)	Consists of shares underlying warrants to purchase our common stock at $6.58 per share issued in connection with our private placement of common stock and warrants in June 2005.

(3)	Consists of 4,058,432 shares of common stock held by HealthCare Ventures VI, L.P. and 1,094,891 shares of common stock and warrants to purchase 383,212 shares of common stock held by HealthCare Ventures VII, L.P. Christopher Mirabelli, a member of our board of directors, is a General Partner of HealthCare Partners VI, L.P., the general partner of HealthCare Ventures VI, L.P., and a General Partner of HealthCare Partners VII, L.P., the general partner of HealthCare Ventures VII, L.P. Dr. Mirabelli disclaims beneficial ownership of the shares held by the funds managed by HealthCare Ventures, except to the extent of his pecuniary interest therein.

(4)	Consists of 286,133 shares of common stock and warrants to purchase 14,256 shares of common stock held by MPM BioVentures II, L.P.; 2,592,891 shares of common stock and warrants to purchase 129,181 shares of common stock held by MPM BioVentures II-QP, L.P.; 913,011 shares of common stock and warrants to purchase 45,487 shares of common stock held by MPM BioVentures GmbH & Co. Parallel — Beteiligungs KG; and 53,841 shares of common stock and warrants to purchase 2,682 shares of common stock held by MPM Asset Management Investors 2001 LLC. MPM BioVentures II, L.P., MPM BioVentures II-QP, L.P., MPM BioVentures GmbH & Co. Parallel — Beteiligungs KG and MPM Asset Management Investors 2001 LLC are affiliates of MPM Asset Management II LLC. Nicholas Galakatos, a member of our board of directors, is an investment manager of each of the funds managed by MPM Asset Management II LLC. Dr. Galakatos disclaims beneficial ownership of the shares held by the funds managed by MPM Asset Management II LLC, except to the extent of his pecuniary interest therein.

(5)	Consists of 2,554,802 shares of common stock and warrants to purchase 359,696 shares of common stock held by Advanced Technology Ventures VII, L.P.; 102,522 shares of common stock and warrants to purchase 14,434 shares of common stock held by Advanced Technology Ventures VII (B), L.P.; 49,279 shares of common stock and warrants to purchase 6,938 shares of common stock held by

Advanced Technology Ventures VII (C), L.P.; 15,225 shares of common stock and warrants to purchase 2,144 shares of common stock held by ATV Entrepreneurs VII, L.P.; 5,714 shares of common stock held by ATV Alliance 2003, L.P.; 427,315 shares of common stock and warrants to purchase 60,037 shares of common stock held by Advanced Technology Ventures VI, L.P.; and 27,275 shares of common stock and warrants to purchase 3,832 shares of common stock held by ATV Entrepreneurs VI, L.P. Jean George, a member of our board of directors, is a Managing Director of the general partner of certain of the funds managed by Advanced Technology Ventures. Ms. George disclaims beneficial ownership of the shares held by the funds managed by Advanced Technology Ventures, except to the extent of her pecuniary interest therein.

(6)	According to a Schedule 13G filed jointly with the SEC on February 13, 2007, Sectoral Asset Management Inc., Jérôme G. Pfund and Michael L. Sjöström each reports as of December 31, 2006 having sole voting power over 813,004 shares of common stock, shared voting power over 1,093,000 shares of common stock and sole dispositive power over 2,603,004 shares of common stock.

(7)	Includes 40,000 shares of restricted stock issued to Mr. Thomas in December 2006 that will vest in equal installments in December 2007 and December 2008.

(8)	Consists of 5,153,323 shares of common stock and warrants to purchase 383,212 shares of common stock held by funds managed by HealthCare Ventures. Dr. Mirabelli is a general partner of HealthCare Partners VI, L.P., the general partner of HealthCare Ventures VI, L.P., and a General Partner of HealthCare Partners VII, L.P., the general partner of HealthCare Ventures VII, L.P. Dr. Mirabelli disclaims beneficial ownership of the shares held by the funds managed by HealthCare Ventures, except to the extent of his pecuniary interest therein.

(9)	Includes 674 shares of common stock held by Dr. Galakatos, 3,845,876 shares of common stock and warrants to purchase 191,606 shares of common stock held by funds managed by MPM Asset Management LLC and 289 shares of common stock held by AAG Peakham LLC. Dr. Galakatos is a general partner of MPM Capital, LP, which is affiliated with each of the funds managed by MPM Asset Management, LLC. Dr. Galakatos is a member of AAG Peakham LLC. Dr. Galakatos disclaims beneficial ownership of the shares held by the funds managed by MPM Asset Management LLC and the shares held by AAG Peakham LLC, except to the extent of his pecuniary interest therein.

(10)	Includes 3,182,132 shares of common stock and warrants to purchase 447,081 shares of common stock held by funds managed by Advanced Technology Ventures. Ms. George is a Managing Director of the general partner of certain of the funds managed by Advanced Technology Ventures. Ms. George disclaims beneficial ownership of the shares held by the funds managed by Advanced Technology Ventures, except to the extent of her pecuniary interest therein.

(11)	Includes 2,281,022 shares of common stock and warrants to purchase 798,358 shares of common stock held by Prospect Venture Partners III, L.P. Dr. Tananbaum is a Managing Member of Prospect Management Co. III, L.L.C., the general partner of Prospect Venture Partners III, L.P.

(12)	Includes 26,700 shares of restricted stock issued to Dr. Hilt in December 2006 that will vest in equal installments in December 2007 and December 2008.

(13)	Includes 35,000 shares of restricted stock issued to Dr. Phillips in December 2006 that will vest in equal installments in December 2007 and December 2008. In addition, includes 3,200 shares of common stock held by Dr. Phillip’s children. Dr. Phillips disclaims beneficial ownership of the foregoing 3,200 shares held by his children except to the extent of his pecuniary interest therein.

(14)	Includes 26,700 shares of restricted stock issued to Mr. Townsend in December 2006 that will vest in equal installments in December 2007 and December 2008.

(15)	Includes 9,866 shares held by Dr. Rubin’s daughter, as to which Dr. Rubin disclaims beneficial ownership except to the extent of his pecuniary interest therein. Dr. Rubin resigned as our President and Chief Executive Officer and as a member of our board of directors in June 2006.

(16)	Mr. Finnegan resigned as our Senior Vice President of Sales and Marketing in June 2006.

(17)	Includes 171,999 shares held by Seahorse Investments, LLC, of which Dr. Newman is a managing member. Dr. Newman resigned as our Senior Vice President of Research and Development and Chief Scientific Officer in October 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2006, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except as follows:

•	on April 10, 2006, H. Shaw Warren, a member of our board of directors at that time, filed a late Form 4 relating to the exercise of a non-statutory stock option on April 6, 2006; and

•	on October 18, 2006, M. Cory Zwerling, a member of our board of directors, filed a late Form 4 relating to, among other transactions, the grant of a non-statutory stock option on October 9, 2006.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. The number of members of our board of directors is determined from time to time by the board of directors. Our board of directors currently consists of nine members, three of whom are Class III directors (with terms expiring at the 2007 annual meeting), three of whom are Class I directors (with terms expiring at the 2008 annual meeting) and three of whom are Class II directors (with terms expiring at the 2009 annual meeting). Nicholas Galakatos, Ph.D., who currently serves as a Class III director, has decided not to seek reelection for another term. Our board of directors has determined that, effective upon the expiration of Dr. Galakatos’s term and the election of two Class III directors at the 2007 annual meeting, our board of directors will consist of eight members.

At the 2007 annual meeting, stockholders will have an opportunity to vote for the nominees for Class III directors, Jean George and Frank E. Thomas. Ms. George is currently serving as a Class III director and has been a director since October 2003. Mr. Thomas is currently serving as a Class III director and has been a director since June 2006.

Mr. Thomas has been nominated for election as a director for the first time. In June 2006, following the resignation of Paul D. Rubin, M.D. as President and Chief Executive Officer and as a member of our board of directors, and in connection with the appointment of Mr. Thomas as President, our board of directors elected Mr. Thomas to the board to fill the vacancy created by Dr. Rubin’s resignation.

The persons named in the enclosed proxy card will vote to elect these two nominees as Class III directors, unless you withhold authority to vote for the election of either or both nominees by marking the proxy card to that effect. Each of the nominees has indicated his or her willingness to serve, if elected. However, if either or both of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of these Class III director nominees.

The following paragraphs provide information as of the date of this proxy statement about each Class III director nominee and each member of our board of directors whose term continues after the 2007 annual meeting. The information presented includes information about each such director, including his or her age, all positions and offices he or she holds with us, his or her length of service as a director, his or her principal occupation and employment for the past five years and the names of other publicly-held companies of which he or she serves as a director. For information about the number of shares of common stock beneficially owned by our directors as of February 28, 2007, see “Stock Ownership Information.”

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Class III Director Nominees (Terms to Expire at the 2007 Annual Meeting)

Jean George, age 49, became a director in 2003.

Jean George has served as a member of our board of directors since October 2003. From January 2004 to the present, Ms. George has served as a General Partner, and from February 2002 to December 2003, she served as a Partner, with Advanced Technology Ventures, a venture capital firm. From September 1998 to January 2002, Ms. George served as a Director for BancBoston Ventures, a venture capital firm. From 1988 to July 1998, Ms. George served in a variety of roles, including most recently as Vice President of Sales and Marketing, at Genzyme Corporation, a biotechnology company. Ms. George holds a B.S. in Biology from the University of Maine and an M.B.A. from Simmons College Graduate School of Management.

Frank E. Thomas., age 37, became a director in June 2006.

Frank Thomas has served as our President since June 2006, as our Chief Executive Officer since December 2006 and as a member of our board of directors since June 2006. Mr. Thomas functions as both our principal executive officer and our principal financial officer. Mr. Thomas served as our Chief Financial Officer from April 2004 to June 2006, as our Treasurer from May 2004 to June 2006, as our Senior Vice President of Finance from December 2004 to June 2006 and as our Vice President of Finance from June 2004 to December 2004. From February 2000 to April 2004, Mr. Thomas served in a variety of finance positions with Esperion Therapeutics, Inc., a biopharmaceutical company, including most recently as Chief Financial Officer. Esperion was acquired by Pfizer Inc. in February 2004. From September 1997 to March 2000, Mr. Thomas served as Director of Finance and Corporate Controller for Mechanical Dynamics, Inc., a publicly-held software company. Prior to that, Mr. Thomas was a manager with Arthur Andersen LLP where he was a certified public accountant. Mr. Thomas holds a Bachelor in Business Administration from the University of Michigan.

Class I Directors (Terms to Expire at the 2008 Annual Meeting)

Christopher Walsh, Ph.D., age 63, became a director in 2001.

Christopher Walsh, Ph.D. has served as a member of our board of directors since July 2001. From June 1987 to the present, Dr. Walsh has served as the Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School, where he also served as Chair, Biological Chemistry & Molecular Pharmacology. Dr. Walsh holds a B.A. in Biology from Harvard College and a Ph.D. in Life Sciences from Rockefeller University. Dr. Walsh currently serves on the board of directors of Kosan Biosciences, Inc., a biotechnology company.

Robert H. Zeiger, age 63, became a director in 2004.

Robert H. Zeiger has served as a member of our board of directors since October 2004. Mr. Zeiger served as our lead independent director from February 2005 to June 2006. From June 2006 to October 2006, Mr. Zeiger served as our Executive Chairman on an interim basis. From October 2000 to the present, Mr. Zeiger has served as a marketing consultant for a number of privately-held pharmaceutical companies. From May 1995 to October 2000, Mr. Zeiger served in a variety of positions for Viragen, Inc., a biopharmaceutical company. Mr. Zeiger served as Chief Executive Officer and Chief Operating Officer of Viragen from May 1995 to September 1998 and Vice Chairman of the Board of Directors from October 1998 to October 2000. From 1985 to 1994, Mr. Zeiger served in a variety of positions for Glaxo, Inc., a pharmaceutical company, including Vice President and General Manager of Glaxo Dermatology, Allen & Hanbury and Glaxo Pharmaceuticals. From 1979 to 1985, Mr. Zeiger served as Vice President of Marketing and Sales of Stiefel Laboratories, an international dermatology company. From 1971 to 1979, Mr. Zeiger served as National Sales Manager for Knoll Pharmaceutical, a pharmaceutical company. Mr. Zeiger holds a B.S. in marketing from Loyola University.

  M. Cory Zwerling, age 47, became a director in October 2006.

M. Cory Zwerling has served as a member of our board of directors since October 2006. From 1987 to July 2006, Mr. Zwerling served in a variety of roles for Bristol-Myers Squibb, a pharmaceutical company, including President of Bristol-Myers Squibb Medical Imaging from April 2002 to July 2006 and Vice President, Global Marketing of the Worldwide Medicines Group from June 2001 to April 2002. During his time with Bristol-Myers Squibb, Mr. Zwerling also served as Area Vice President U.S. Sales, General Manager of Worldwide Medicines in Thailand and a variety of other sales, marketing and commercial roles. From 1986 to 1987, Mr. Zwerling served as a management consultant with Touche Ross & Co. Mr. Zwerling holds a B.A. in Economics from Cornell University and an M.S. from the Sloan School of Management at the Massachusetts Institute of Technology.

Class II Directors (Terms to Expire at the 2009 Annual Meeting)

Richard W. Dugan, age 65, became a director in 2004.

Richard W. Dugan has served as a member of our board of directors since April 2004 and as our lead independent director since October 2006. From 1976 to September 2002, Mr. Dugan was a partner with Ernst & Young, LLP, where he served in a variety of managing and senior partner positions, including Mid-Atlantic Area Senior Partner from 2001 to 2002, Mid-Atlantic Area Managing Partner from 1989 to 2001 and Pittsburgh Office Managing Partner from 1981 to 1989. Mr. Dugan retired from Ernst & Young LLP in September 2002. Mr. Dugan currently serves on the board of directors of Advancis Pharmaceutical Corporation, a biopharmaceutical company, and Vanda Pharmaceuticals Inc., a biopharmaceutical company. Mr. Dugan holds a B.S. in Business Administration from Pennsylvania State University.

Christopher Mirabelli, Ph.D., age 52, became a director in 2001.

Christopher Mirabelli, Ph.D. has served as a member of our board of directors since July 2001. From July 2001 to August 2002, Dr. Mirabelli served as our acting non-employee president. From August 2000 to the present, Dr. Mirabelli has served as a General Partner of HealthCare Ventures, a venture capital firm. From December 1999 to July 2000, Dr. Mirabelli served as President of Pharmaceutical Research and Development and a member of the board of directors of Millennium Pharmaceuticals, Inc., a biopharmaceutical company. From July 1993 to December 1999, Dr. Mirabelli served as Chairman of the Board, President and Chief Executive Officer of LeukoSite, Inc., a biotechnology company. In 1988, Dr. Mirabelli was a founder of Isis Pharmaceuticals, Inc., where he served until July 1993 in several positions, including Executive Vice President. Dr. Mirabelli holds a B.S. in Biology from SUNY-Fredonia and a Ph.D. in Molecular Pharmacology from Baylor College of Medicine.

James B. Tananbaum, M.D., age 43, became a director in 2005.

James B. Tananbaum, M.D. has served as a member of our board of directors since June 2005. From September 2000 to the present, Dr. Tananbaum has served as a Managing Director of Prospect Venture Partners, a venture capital firm. Since November 30, 2004, Dr. Tananbaum has also served as a Managing Member of Prospect Management Co. III, L.L.C., which is the general partner of Prospect Venture Partners III, L.P. From January 1997 to July 2000, Dr. Tananbaum served as Chief Executive Officer of Theravance, Inc., a biopharmaceutical company. From December 1993 to January 1997, Dr. Tananbaum served as a venture partner of Sierra Ventures, a venture capital firm. Dr. Tananbaum currently serves on the boards of directors of Vanda Pharmaceuticals Inc., a biopharmaceutical company, and Infinity Pharmaceuticals, Inc., a biopharmaceutical company. Dr. Tananbaum holds a B.S.E.E. from Yale University and an M.D. and an M.B.A. from Harvard University.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Critical Therapeutics, Inc. is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted.

Board Determination of Independence

Under applicable rules of the NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Drs. Galakatos, Mirabelli, Tananbaum and Walsh, Ms. George, Mr. Dugan and Mr. Zeiger has a relationship which would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and, therefore, that each of these directors is an “independent director” as defined under NASDAQ Rule 4200(a)(15).

In determining the independence of the directors listed above, our board of directors considered Mr. Zeiger’s service as our Executive Chairman on an interim basis from June 2006 to October 2006 and his receipt of cash and equity compensation for such service pursuant to the terms of an offer letter that we entered into with Mr. Zeiger. For more information regarding the terms of this offer letter with Mr. Zeiger, see “— Transactions with Related Persons — Offer Letter with Robert H. Zeiger.”

Board of Directors Meetings and Attendance

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our board of directors is to oversee the management of our company and, in doing so, serve the best interests of the company and our stockholders. The board of directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our board of directors also participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of company activity through regular communication, including written reports and presentations at board of directors and committee meetings.

Our board of directors met fifteen times during the fiscal year ended December 31, 2006, either in person or by teleconference. During 2006, each of our directors attended at least 75% of the aggregate of the total number of board meetings held during the period each has been a director and the total number of meetings held by all committees on which each director then served.

We have no formal policy regarding director attendance at the annual meeting of stockholders, although all directors are expected to attend the annual meeting of stockholders if they are able to do so. All of our then-serving directors attended our 2006 annual meeting of stockholders.

Lead Independent Director

On October 9, 2006, a majority of the independent directors of our board of directors appointed Mr. Dugan as the lead independent director. The lead independent directors consults with our President and Chief Executive Officer and the Nominating and Corporate Governance Committee on matters relating to corporate governance and the performance of our board of directors. In addition, the lead independent director provides assistance to the President and Chief Executive Officer and Corporate Secretary in planning board agendas, acts as the leader of the independent directors and acts as the chair of the independent directors in meetings of the independent directors. Mr. Zeiger previously served as our lead independent director from February 2005 to June 2006.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The members of each committee are appointed by our board of directors, upon recommendation of the nominating and corporate governance committee, and serve one-year terms. Each of these committees operates under a charter that has been approved by the board of directors. We have posted current copies of each committee’s charter on the Corporate Governance section of our website, which can be found at www.crtx.com.

The board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, and, in the case of all members of the Audit Committee, that they meet the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management to discuss our financial statements, and other financial reporting and audit matters;

•	preparing the audit committee report required by SEC rules, which is included on page 13 of this proxy statement; and

•	reviewing and approving or ratifying related person transactions.

The members of the Audit Committee are Mr. Dugan, Ms. George and Dr. Walsh. Mr. Dugan serves as chair of the Audit Committee. The board of directors has determined that Mr. Dugan is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met thirteen times in 2006.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and making recommendations to the board of directors regarding the compensation of our executive officers;

•	overseeing the evaluation of our senior executives;

•	reviewing and making recommendations to the board of directors regarding incentive compensation and equity-based plans;

•	administering our stock incentive plans;

•	reviewing and making recommendations to the board of directors regarding director compensation;

•	reviewing and discussing with management our Compensation Discussion and Analysis, which is included on page 19 of this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 36 of this proxy statement.

For information about the processes and procedures followed by the Compensation Committee in considering and making recommendations regarding executive and director compensation, see “— Executive and Director Compensation Process.”

The members of the Compensation Committee are Dr. Galakatos, Ms. George and Dr. Mirabelli. Dr. Galakatos serves as chair of the Compensation Committee. The Compensation Committee met seven times during 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.

The members of the Nominating and Corporate Governance Committee are Dr. Mirabelli, Dr. Galakatos and Dr. Tananbaum. Dr. Mirabelli serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times in 2006.

Executive and Director Compensation Process

The Compensation Committee has implemented an annual performance review program for our executive officers, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole and each executive officer. Annual corporate goals are proposed by management and approved by the independent directors of our board of directors. These corporate goals target the achievement of specific commercialization, research, clinical, regulatory, financial and operational milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Individual goals are proposed by each executive officer and approved by our President and Chief Executive Officer. Annual salary increases, annual bonuses and annual stock option and restricted stock awards granted to our executives are based on actual corporate and individual performance compared to these corporate and individual performance goals and various subjective performance criteria.

We evaluate individual and corporate performance against the goals for each completed year. Each executive’s evaluation begins with a written self-assessment, which is submitted to our President and Chief Executive Officer. Our President and Chief Executive Officer then prepares a written evaluation based on the executive officer’s self-assessment, the President and Chief Executive Officer’s own evaluation and input from others within our company. This process leads to a recommendation by our President and Chief Executive Officer for annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any. The Compensation Committee then reviews and makes a recommendation to the independent directors. In the case of our President and Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which then recommends his compensation changes and awards to the independent directors.

The Compensation Committee periodically reviews and makes recommendations to the board of directors regarding director compensation. Currently, each non-employee member of our board of directors is compensated pursuant to our compensation and reimbursement policy that became effective January 1, 2006. For more information regarding this policy, see “Information About Executive and Director Compensation — Compensation of Directors.”

The Compensation Committee may delegate its authority to the chair of the Compensation Committee to the extent it deems necessary to finalize matters as to which the Compensation Committee has given its general approval. In April 2004, our board of directors delegated to our Chief Executive Officer the authority to make stock option grants under our 2004 Stock Incentive Plan, as amended, to new employees, upon hiring, consistent with guidelines to be established from time to time by the Compensation Committee. Our Chief Executive Officer was not authorized to grant options to himself, or to any other executive officer, to any person that reports directly to the Chief Executive Officer or to any person that our board of directors or the Compensation Committee may from time to time designate in writing. In addition, our Chief Executive Officer was not authorized to grant, in the aggregate, options with respect to more than 533,333 shares of common stock to new employees or grant to any employee, in any one calendar year, options with respect to more than 133,333 shares of common stock, except as may be approved by the Compensation Committee. In March 2006, the Compensation Committee delegated to each of our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer the authority to make stock option grants under our 2004 Stock Incentive Plan, as amended, to our existing employees. Our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were not authorized to grant options to any executive officer or other officer subject to Section 16(a) of the Securities Exchange Act of 1934 or to any person designated by the Compensation Committee. In addition, our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were not authorized to grant, in the aggregate, options with respect to more than 120,000 shares of common stock to existing employees or grant to any existing employee, in any one calendar year, options with respect to more than 5,000 shares of common stock, except as may be approved by the Compensation Committee.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2006, the Compensation Committee retained Nancy Arnosti and Pearl Meyer & Partners as compensation consultants. For more information regarding the nature and scope of the work performed by these consultants to the Compensation Committee, see “Information About Executive and Director Compensation — Compensation Discussion and Analysis.”

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, bylaw or otherwise to provide third parties with the right to nominate directors. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the board, with direct input from our chief executive officer and the lead independent director. In addition, during 2007, the Nominating and Corporate Governance Committee retained the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies certain criteria, including the candidate’s reputation for integrity, honesty and adherence to high ethical standards, business acumen, experience and judgment, understanding of our business and industry, diligence, conflicts of interest or the appearance thereof, other directorships and their impact on the ability of the candidate to devote adequate time to service on our board, the ability to act in the interests of all stockholders and willingness to serve for at least three years on the board. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will assist our board in fulfilling its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Critical Therapeutics, Inc., 60 Westview Street, Lexington, Massachusetts 02421. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the board, by following the procedures set forth under “Stockholder Proposals.”

At the 2007 annual meeting, stockholders will be asked to consider the election of Mr. Thomas for the first time. In June 2006, following the resignation of Paul D. Rubin, M.D. as President and Chief Executive Officer and as a member of our board of directors, and in connection with the appointment of Mr. Thomas as President, our board of directors, based on the recommendation of the Nominating and Corporate Governance Committee, elected Mr. Thomas to the board to fill the vacancy created by Dr. Rubin’s resignation.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The lead independent director, or otherwise the chairman of the Nominating and Corporate Governance Committee, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead independent director, or otherwise the chairman of the Nominating and Corporate Governance Committee, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o Corporate Secretary, Critical Therapeutics, Inc., 60 Westview Street, Lexington, Massachusetts 02421. You should indicate on your correspondence that you are a Critical Therapeutics stockholder.

Anyone may express concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling the voicemail box at (800) 799-6158. Messages to the Audit Committee will be received by the members of the Audit Committee and our Corporate Secretary. You may report your concern anonymously or confidentially.

Audit Committee Report

The Audit Committee consists of the following members of the Board of Directors of Critical Therapeutics, Inc. (the “Company”): Richard W. Dugan (Chair), Jean George and Christopher Walsh, Ph.D. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company.

Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of Deloitte & Touche LLP, the independent registered public accounting firm for the Company. Deloitte & Touche LLP is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on:

•	the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America,

•	management’s assessment of the effectiveness of internal control over financial reporting, and

•	the effectiveness of internal control over financial reporting.

Each of Mr. Dugan, Ms. George and Dr. Walsh meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission, or SEC, for audit committee membership and is an “independent director” as defined in NASDAQ rules and meets NASDAQ’s financial knowledge and sophistication requirements. The Board of Directors has determined that Mr. Dugan is an “audit committee financial expert” under SEC rules. The Audit Committee operates pursuant to a written charter approved by the Board of Directors, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ. The charter is available on the Company’s web site at www.crtx.com by linking to the section titled “Investors” and then “Corporate Governance”.

The Audit Committee’s responsibility is one of oversight. The Audit Committee’s oversight responsibility relating to the accounting, auditing and financial reporting processes of the Company includes overseeing the Company’s processes and preparedness for the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 conducted by the Company’s independent registered public accounting firm. The Company was first subject to this audit requirement as of December 31, 2005.

Members of the Audit Committee rely on the information provided and the representations made to them by:

•	management, which has primary responsibility for the Company’s financial statements and reports and for establishing and maintaining appropriate internal control over financial reporting; and

•	our independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (PCAOB) and expressing an opinion on:

—	the conformity of the Company’s financial statements with accounting principles generally accepted in the United States,

—	management’s assessment of the effectiveness of internal control over financial reporting, and

—	the effectiveness of internal control over financial reporting.

In this context, we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.

We have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with them their independence. We have concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. We have selected Deloitte & Touche LLP as Critical Therapeutics, Inc.’s independent registered public accounting firm for the year ended December 31, 2007, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

By the Audit Committee of the Board of
Directors of Critical Therapeutics, Inc.

Richard W. Dugan, Chair
Jean George
Christopher Walsh, Ph.D.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For 2006, audit fees include an estimate of amounts not yet billed.

Fee Category	2006	2005

Audit Fees(1)	$399,000	$401,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	39,000	32,000
All Other Fees(4)	—	—

Total Fees	$438,000	$433,000

(1)	Audit fees consist of fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” No fees for audit-related services were incurred in 2005 or 2006.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of federal and state tax returns and quarterly estimated tax payments, represented $35,000 of the total tax fees in 2006 and $21,200 of the total tax fees in 2005. Tax advice and tax planning services relate to miscellaneous items. In 2006, fees for tax advice and tax planning services of $4,000 related to state tax maters. In 2005, fees for tax advice and tax planning services of $10,800 related to various items, including state tax matters and assessments of potential limitations on net operating loss carryforwards.

(4)	No fees for other services were incurred in 2005 or 2006.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee.

Transactions with Related Persons

Agreements with MedImmune

In July 2003, we entered into an exclusive license and collaboration agreement with MedImmune to jointly develop products directed towards high mobility group box protein 1, or HMGB1. This agreement was amended in December 2005. Under the terms of the agreement, we granted MedImmune an exclusive worldwide license, under patent rights and know-how controlled by us, to make, use and sell products, including small molecules and antibodies, that bind to, inhibit or inactivate HMGB1 and are used in the treatment or prevention, but not the diagnosis, of diseases, disorders and medical conditions.

Under the collaboration, MedImmune paid us initial fees of $12.5 million in 2003 and 2004 for the HMGB1 program. Under the collaboration, MedImmune also agreed to make specified research and development payments to us, including $4.0 million of research and development payments through the end of 2006, of which $4.0 million had been billed and $3.8 million had been paid through December 31, 2006. In addition, we may receive, subject to the terms and conditions of the agreement, other payments upon the achievement of research, development and commercialization milestones up to a maximum of $124.0 million, after taking into account payments that we are obligated to make to the Feinstein Institute for Medical Research (formerly known as the North Shore-Long Island Jewish Research Institute) on milestone payments we receive from MedImmune. MedImmune also has agreed to pay royalties to us based upon net sales by MedImmune of licensed products resulting from the collaboration. MedImmune’s obligation to pay us royalties continues on a product-by-product and country-by-country basis until the later of ten years from the first commercial sale of a licensed product in each country and the expiration of the patent rights covering the product in that country. We are obligated to pay a portion of any milestone payments or royalties we receive from MedImmune to the Feinstein Institute, which initially licensed to us patent rights and know-how related to HMGB1.

In December 2005, MedImmune agreed that the collaboration demonstrated proof-of-concept in two preclinical disease models with human HMGB1 monoclonal antibodies. As a result, MedImmune made a $1.25 million milestone payment to us. In addition, MedImmune agreed to fund an additional $1.0 million of research work performed by our full-time employees in 2006.

We have agreed to work exclusively with MedImmune in the research and development of HMGB1-inhibiting products. Under the terms of the agreement, MedImmune’s license to commercialize HMGB1-inhibiting products generally excludes us from manufacturing, promoting or selling the licensed products. However, we have the option to co-promote in the United States the first product for the first indication approved in the United States, for which we must pay a portion of the ongoing development costs and will receive a proportion of the profits in lieu of royalties that would otherwise be owed to us.

MedImmune has the right to terminate the agreement at any time upon six months written notice. Each party has the right to terminate the agreement upon the occurrence of a material uncured breach by the other party. Under specified conditions, we or MedImmune may have certain payment or royalty obligations after the termination of the agreement.

MedImmune Ventures, Inc., an affiliate of MedImmune, is the beneficial owner of more than 5% of our outstanding common stock. For more information regarding MedImmune’s stock ownership, see “Stock Ownership Information.”

Consulting Agreement with M. Cory Zwerling

On October 25, 2006, we entered into a consulting agreement with M. Cory Zwerling, a member of our board of directors. This agreement has an initial term expiring on October 25, 2007, and thereafter automatically renews for successive one month periods unless either party gives at least one month prior notice of termination. Under this agreement, Mr. Zwerling provides consulting services relating to our commercial sales, marketing and business development initiatives and other such related projects as are mutually agreed upon by us and Mr. Zwerling. We pay Mr. Zwerling a rate of $1,800 per day for these services during the consulting period. In 2006, we paid Mr. Zwerling a total of $65,100 for these services and have accrued $8,300 to be paid in 2007. On October 25, 2006, pursuant to the terms of the consulting agreement, we granted Mr. Zwerling an option to purchase 200,000 shares of our common stock at an exercise price of $2.63 per share. This option has an exercise price of $2.63 per share and vests in 36 equal monthly installments commencing on November 25, 2006 for so long as Mr. Zwerling remains a consultant. In addition, 50% of the then unvested options will vest upon a change of control or specified transactions as set forth in the consulting agreement. We may terminate the consulting agreement upon three business days prior written notice to Mr. Zwerling. Mr. Zwerling may terminate the consulting agreement upon thirty days prior written notice.

Offer Letter with Robert H. Zeiger

On June 26, 2006, Robert H. Zeiger, a member of our board of directors, was appointed as Executive Chairman of Critical Therapeutics in connection with the resignation of Dr. Rubin as President and Chief Executive Officer. Mr. Zeiger served as Executive Chairman until October 9, 2006. As Executive Chairman, Mr. Zeiger served as the Chairman of the Board and the Chairman of a Special Transition Committee comprised of Mr. Zeiger and the chairs of the Audit, Compensation and Nominating and Corporate Governance Committees. In addition, Mr. Zeiger was responsible for executive leadership, with special attention to our sales and marketing strategy and organization. Mr. Zeiger continues to serve as a member of our board of directors.

Mr. Zeiger served as Executive Chairman pursuant to the terms of an offer letter that we entered into with Mr. Zeiger. Under the offer letter, we paid Mr. Zeiger a monthly base salary of $15,000 and granted to Mr. Zeiger an option to purchase 140,000 shares of our common stock under our 2004 Stock Incentive Plan, as amended. On June 25, 2006, the Compensation Committee approved the option grant at an exercise price of $3.80 per share, the closing price per share of our common stock reported by NASDAQ on June 23, 2006. Mr. Zeiger’s stock option provided for vesting in 12 equal monthly installments beginning on July 25, 2006, subject to his continued employment with us. The stock option also was subject to acceleration in the same manner and to the same extent as provided in the employment agreements that we have entered into with our executive officers. Accordingly, if we terminated Mr. Zeiger’s employment other than for “cause” or if Mr. Zeiger terminated his employment for “good reason,” in each case as those terms are defined in the executive employment agreements, then we were obligated to accelerate the vesting of 50% of his outstanding unvested stock options, provided that he executed a release of Critical Therapeutics. Immediately upon a “change of control” of Critical Therapeutics, as defined in the executive employment agreements, Mr. Zeiger would have been entitled to accelerated vesting of 50% of all his outstanding unvested stock options. In addition, if we terminated Mr. Zeiger’s employment other than for “cause” or if Mr. Zeiger terminated his employment for “good reason” during the period from three months before until one year after the occurrence of a change of control, then we were obligated to accelerate the vesting of 100% of his outstanding unvested stock options, provided that he executed a release of Critical Therapeutics. At the time Mr. Zeiger stepped down as Executive Chairman, 34,999 shares subject to this option had vested and the balance of 105,001 shares subject to the option were cancelled. Mr. Zeiger had 90 days to exercise the vested stock options following the end of his employment. On January 7, 2007, the 34,999 vested shares subject to the option were cancelled.

Under the offer letter, Mr. Zeiger agreed to devote two days per week to our business and to the performance of his duties and responsibilities, either at our offices or at other locations on our behalf. In connection with his role as Executive Chairman, we reimbursed Mr. Zeiger for travel and living expenses with regard to Mr. Zeiger’s commute from his home in Florida as well as other travel and related expenses incurred on our behalf. Either we or Mr. Zeiger could terminate the employment relationship at any time.

We paid Mr. Zeiger a total of $50,646 in respect of his employment pursuant to the terms of the offer letter. During the time he was employed by us, Mr. Zeiger did not receive any separate compensation in respect of his service as a director.

Consulting Agreement with Founding Director

In January 2001, we entered into a consulting agreement with H. Shaw Warren, M.D., one of our co-founders and a member of our board of directors until October 2006. Under this agreement, Dr. Warren provides consulting services relating to our research and development activities. In 2006, we paid Dr. Warren $86,735 for these services.

Employment Agreements

We have entered into employment agreements with our executive officers. For additional information regarding these agreements, see “Information About Executive and Director Compensation — Executive Compensation — Employment Agreements.”

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel, who we refer to as our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

We did not have a written policy regarding the review and approval of related person transactions during 2006. Nevertheless, with respect to such transactions in 2006, it was our policy for the Audit Committee or another committee of independent directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by the Audit Committee or a committee of independent directors. There were no related person transactions in 2006 with respect to which these policies and procedures were not followed.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers identified in the Summary Compensation Table below as our named executive officers for the fiscal year ending December 31, 2006. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

The Compensation Committee of our board of directors oversees our executive compensation program. In this role, the Compensation Committee reviews and approves, or recommends for approval, annually all compensation decisions relating to our executive officers.

Objectives and Philosophy of Our Executive Compensation Program

The objectives of our executive compensation program are to align the interests of management with the interests of stockholders through a system that relates compensation to the achievement of business objectives and individual performance. Our executive compensation philosophy is based on the following principles:

Competitive and Fair Compensation.  We are committed to providing an executive compensation program that helps us to attract, motivate and retain highly qualified and industrious executives. Our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. In addition to providing competitive compensation packages, we also seek to achieve a balance of the compensation paid to a particular individual and the compensation paid to our other executives and employees.

Sustained Performance.  Executive officers are rewarded based upon an assessment of corporate, business group and individual performance. Corporate performance and business group performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, establishment of strategic development alliances with third parties and timely accomplishment of strategic objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and our other values are fostered.

Comparative Compensation Review and Benchmarking

We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We believe that information regarding pay practices at other companies is useful in two respects, however. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Accordingly, we regularly compare our compensation packages with those of other companies in the biotechnology and pharmaceutical industry, through reviews of survey data and information gleaned from filings of publicly traded companies and through information compiled and analyzed by our compensation consultants. However, while such information may be a useful guide for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Our review of this information and these factors forms the basis of our compensation recommendations.

In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly traded companies in the biotechnology and pharmaceutical industry compiled by Nancy Arnosti, a compensation consultant specializing in the recruiting and compensation of senior executives retained by the Compensation Committee. This peer group, which is periodically reviewed and updated by the Compensation Committee with the assistance of Ms. Arnosti, consists of companies the Compensation Committee believes are generally comparable to our company at the time and against which the committee believes we compete for executive talent.

The Compensation Committee’s charter grants it the authority to retain outside advisors, including compensation consultants, and approve their compensation. Critical Therapeutics is obligated to pay the Compensation Committee’s advisors and consultants. These advisors and consultants report directly to the Compensation Committee. Pursuant to its authority, the Compensation Committee first engaged Ms. Arnosti in late 2004 to assist the committee in its review of our executive employment arrangements and in formulating recommendations regarding such arrangements for 2005. The Compensation Committee instructed Ms. Arnosti to conduct a review of survey data and information gleaned from filings of publicly traded companies regarding executive officer base salary, target bonus and equity ownership information. This consultant produced a report for us regarding executive employment arrangements at biotechnology and pharmaceutical companies comparable to ours, and we discussed the results of this report with the consultant in detail in arriving at our recommendations regarding the employment agreements entered into with our senior executives, which are described under “— Executive Compensation — Employment Agreements” and in setting the initial base salaries and bonus opportunities reflected in such agreements. In addition, this consultant produced updated analyses of executive compensation arrangements for us in October 2005 and December 2006, which we considered in arriving at our recommendations for the market adjustment and merit increases in executive base salaries and bonus opportunities for 2006 and 2007 that are described in “— Executive Compensation — Employment Agreements” and mentioned below. Furthermore, information provided by Ms. Arnosti in June 2006 was considered in connection with setting the compensation for Mr. Zeiger, in connection with his appointment as Executive Chairman, for Mr. Thomas, in connection with his promotion to the position of President, and for Jeffrey E. Young, in connection with his promotion to Vice President of Finance, Chief Accounting Officer and Treasurer, all of which occurred in June 2006. In December 2006, the Compensation Committee reviewed a report from another compensation consultant, Pearl Meyer & Partners, which had been retained by the Compensation Committee to assist in the development of an executive and key employee success bonus and retention program for 2007. This report contained benchmarking and comparative information with respect to various financial incentives that can be used to retain employees, including equity retention grants, success bonus pools and option restructuring.

Elements of Executive Compensation

Compensation for our executives generally consists of the following elements:

•	salary;

•	bonus;

•	stock-based awards;

•	health, dental, life and disability insurance and other traditional employee benefits; and

•	severance and change-in-control arrangements.

We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by its compensation consultants, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. Ultimately, the Compensation Committee’s objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific annual goals. We provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals.

Salary.  Salary for our executives is generally set by reviewing compensation for comparable positions in the market, as described above, and the historical compensation levels of our executives. Salaries are then adjusted from time to time, but at least once annually, based upon market changes, actual corporate and individual performance and promotions or changes in responsibilities.

Bonuses.  Bonuses, as well as annual increases in salaries, generally are based on actual corporate and individual performance compared to targeted performance criteria and various subjective performance criteria. The Compensation Committee works with our President and Chief Executive Officer to develop corporate and individual goals that they believe can be reasonably achieved with an appropriate level of effort over the course of the year. Targeted performance criteria vary for each executive based on his business group or area of responsibility, and may include:

•	achievement of the operating budget for Critical Therapeutics as a whole and of the business group of Critical Therapeutics for which the executive is responsible;

•	continued innovation in development and commercialization of our technology;

•	timely development of new product candidates or processes;

•	development and implementation of successful marketing and commercialization strategies; and

•	implementation of financing strategies and establishment of strategic development alliances with third parties.

Subjective performance criteria include an executive’s ability to motivate others, develop the skills necessary to grow as we mature as a company, recognize and pursue new business opportunities and initiate programs to enhance our growth and success. The Compensation Committee does not rely on a formula that assigns a pre-determined value to each of the criteria, but instead evaluates an executive officer’s contribution in light of all criteria. Based on the review of their performance, particularly with regard to the company goals established for 2005, and the Compensation Committee’s recommendation to the independent members of the board of directors, cash bonuses totaling $356,000 were paid in January 2006 to our executive officers at the time, Dr. Rubin, Mr. Thomas, Dr. Newman, Dr. Phillips, Mr. Finnegan and Mr. Townsend, in respect of their performance for the fiscal year ended December 31, 2005.

In addition to targeted performance bonuses, we employ bonuses designed to retain executives under certain circumstances. Such bonuses are typically payable so long as the executive remains employed as of a particular date. In that regard, in November 2006, the Compensation Committee determined that, in lieu of a cash bonus for 2006 based on performance goals, our executive officers and other employees, other than sales specialists and sales managers, designated by our President and Chief Executive Officer would be entitled to receive a bonus payment equal to 50% of their potential or target bonus for 2006 if they remained employed by us as of January 15, 2007, and an additional 50% of their potential or target bonus for 2006 if they remain employed by us on the date we receive an action letter from the U.S. Food and Drug Administration, or FDA, on our New Drug Application, or NDA, for the controlled-release formulation of zileuton. In late January 2007, we paid cash bonuses totaling $194,000 to our executive officers who remained employed by us as of January 15, 2007, Mr. Thomas, Dr. Phillips, Dr. Hilt, Mr. Townsend and Mr. Young.

Stock-Based Awards.  Compensation for executive officers also includes the long-term incentives afforded by stock options and restricted stock awards. Our stock option and restricted stock award program is designed to align the long-term interests of our employees and our stockholders and assist in the retention of executives. The size of stock-based awards is generally intended to reflect the executive’s position with us and his or her contributions to us, including his or her success in achieving the individual performance criteria described above and his or her contributions to our corporate goals. We generally make stock-based awards on an annual basis in connection with our annual reviews of executive performance and compensation, but will also make such awards in connection with appropriate events, such as the promotion of the executive. We generally grant annual stock-based awards at the last regularly scheduled meeting of the board of directors and the Compensation Committee for each calendar year. The Compensation Committee may consider the value of stock-based awards or other long-term compensation arrangements previously granted or entered into with the executive in making grants of stock-based awards, but a significant amount of value represented by previous awards will not necessarily cause the committee to forego making, or reduce the size of, a future award. We generally grant stock options with annual vesting schedules over a four-year period to encourage key employees to continue their employment with us.

Because of the direct relationship between the value of an option and the market price of our common stock, the Compensation Committee has always believed that granting stock options is an effective method of motivating the executive officers to manage our company in a manner that is consistent with the interests of our company and our stockholders. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs, and because it is important to us to retain our executive officers and key employees, the Compensation Committee realizes that it is important that the company utilize other forms of equity awards as and when we may deem necessary. In December 2006, we granted restricted stock awards to all of our employees, including our executives, as we believed that this was a more efficient way to reward them for and motivate them toward superior performance. These restricted stock awards vest as to 50% of the shares subject to the awards on each of the first and second anniversaries of the grant date.

Insurance and Other Employee Benefits.  We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a

401(k) plan. In November 2005, our board of directors, based on the recommendation of the Compensation Committee, approved, effective as of January 1, 2006, a matching contribution for each 401(k) plan participant of fifty percent (50%) of the participant’s elective deferrals for a plan year up to six percent (6%) of the participant’s salary. The Company’s matching contribution up to $3,000 per year is fully and immediately vested. In particular circumstances, we also utilize cash signing bonuses and pay relocation expenses when executives join us. Such cash signing bonuses and relocation expenses are typically repayable in full to us if the executive voluntarily terminates employment with us, or we terminate the executive for cause, prior to the first anniversary of the date of hire. Whether a signing bonus and relocation expenses are paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment or to create additional incentive for an executive to join our company in a position for which there is high market demand. In 2006, we paid Dr. Hilt a signing bonus of $10,000 and reimbursed Dr. Hilt for $100,000 in relocation expenses.

Severance and Change-in-Control Arrangements. Compensation for executive officers also includes severance and change-in-control arrangements, which are generally reflected in the employment agreements for such officers. These arrangements, like other elements of executive compensation, are structured with regard to practices at comparable companies for similarly-situated officers and in a manner we believe is likely to attract and retain high quality executive talent. Changes to existing severance arrangements are also sometimes negotiated with departing executives in exchange for transition services and/or general releases. The severance and change-in-control arrangements currently in place with our current executive officers, and the severance arrangements entered into with executive officers who departed in 2006, are described in greater detail under “— Executive Compensation — Employment Agreements,” “— Severance Agreements” and “— Payments Upon Termination or Change of Control.”

Other Corporate Policies Relating to Executive Compensation

Role of Executive Officers in Determining or Recommending Executive and Director Compensation. Management plays a significant role in the process of setting executive compensation. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	establishing business performance targets and objectives; and

•	recommending salary levels and stock-based awards.

Our President and Chief Executive Officer works with the chair of the Compensation Committee in establishing the agenda for committee meetings. Management also prepares meeting information for each Compensation Committee meeting. Our President and Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	background information regarding our company’s strategic objectives and progress toward the attainment of those objectives;

•	his evaluation of the performance of the senior executive officers; and

•	compensation recommendations as to senior executive officers, other than himself.

Ultimately, however, all compensation decisions are made, or recommended to the board of directors, by the Compensation Committee, which makes such decisions and recommendations after considering management’s recommendations in light of those made by its compensation consultant and engaging in deliberations in executive session without the presence of any members of management.

Management does not play any role in setting non-employee director compensation. Decisions with respect to non-employee director compensation are made by the Compensation Committee in consultation with its compensation consultant.

Impact of Tax Treatment on Compensation Decisions. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Security Ownership Requirements or Guidelines.  While we believe it is important for our executives to have an equity stake in our company in order to help align their interests with those of our stockholders, we do not currently have any equity ownership guidelines for our executive officers.

Executive Compensation

Summary Compensation

The following table sets forth information for the fiscal year ended December 31, 2006 regarding the compensation of our President and Chief Executive Officer, who functions as both our principal executive officer and our principal financial officer, our three other most highly compensated executive officers who were serving as executive officers on December 31, 2006, our former President and Chief Executive Officer and two additional former executive officers who would have been among our most highly compensated executive officers if they had been serving as executive officers on December 31, 2006. We refer to these individuals as our named executive officers.

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation	Compensation(5)	Total

Frank E. Thomas(6)	2006	$288,800	$113,750	$158	$556,770	—	$3,000	$ 962,478
President and Chief Executive Officer
Trevor Phillips, Ph.D.	2006	279,000	86,700	138	591,395	—	27,730	984,963
Chief Operating Officer and Senior Vice President of Operations
Scott B. Townsend, Esq.	2006	225,000	69,000	105	146,499	—	3,000	443,604
Senior Vice President of Legal Affairs, General Counsel and Secretary
Dana Hilt, M.D.(7)	2006	189,898	73,000	105	69,683	—	100,000	432,686
Chief Medical Officer and Senior Vice President of Clinical Development
Paul D. Rubin, M.D.(8)	2006	176,678	—	—	2,002,085	—	685,438	2,864,201
Former President and Chief Executive Officer
Walter Newman, Ph.D.(9)	2006	224,583	—	—	1,114,855	—	354,133	1,693,571
Former Chief Scientific Officer and Senior Vice President of Research and Development
Frederick Finnegan(10)	2006	126,300	—	—	738,018	—	311,463	1,175,781
Former Senior Vice President of Sales and Marketing

(1)	Includes amounts deferred at the direction of the executive officer pursuant to our 401(k) plan.

(2)	The amounts in the “Bonus” column represent retention bonuses payable to our executive officers in lieu of cash bonuses for 2006 based on performance goals. For more information regarding these retention bonuses, see “— Retention Bonus Arrangements.” In addition, Dr. Hilt received a $10,000 sign-on bonus in 2006.

(3)	The amounts in the “Stock Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for restricted stock awards for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R). The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock options for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R). The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	The amounts in the “All Other Compensation” column represent:

•	$3,000 matching contributions to our 401(k) plan that we paid on behalf of Mr. Thomas, Dr. Phillips, Mr. Townsend, Dr. Rubin, Dr. Newman and Mr. Finnegan;

•	$24,730 that we paid on behalf of Dr. Phillips to obtain green cards for Dr. Phillips and his family, comprised of $21,797 for legal fees, $1,969 for travel expenses and $964 for medical examination fees.

•	(i) $18,800 for travel, hotel and related expenses for Dr. Hilt and his wife paid by us, including $6,600 as a gross-up for the related tax liability, (ii) $55,400 for the selling costs on Dr. Hilt’s former residence, including $29,900 as a gross-up for the related tax liability, and (iii) $25,800 for additional relocation expenses paid by us under Dr. Hilt’s employment agreement in connection with his relocation to the Boston area;

•	$656,325 in cash severance and $26,113 for accrued vacation that we paid to Dr. Rubin following his resignation;

•	$336,875 in cash severance and $14,258 for accrued vacation that we paid to Dr. Newman following his resignation; and

•	$290,490 in cash severance and $17,973 for accrued vacation that we paid to Mr. Finnegan following his resignation.

(6)	Mr. Thomas served as our Chief Financial Officer until June 2006, when he was appointed as President following the resignation of Dr. Rubin. Mr. Thomas was appointed as Chief Executive Officer in December 2006. Mr. Thomas continues to serve as our principal financial officer, as he did throughout 2006.

(7)	Dr. Hilt joined Critical Therapeutics in April 2006. Dr. Hilt’s annual base salary for 2006 was $280,000.

(8)	Dr. Rubin resigned from his employment with Critical Therapeutics in June 2006.

(9)	Dr. Newman resigned from his employment with Critical Therapeutics in October 2006.

(10)	Mr. Finnegan resigned from his employment with Critical Therapeutics in June 2006.

The following table sets forth information regarding each grant of an award made to a named executive officer during the fiscal year ended December 31, 2006 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Grants of Plan-Based Awards

									All	All
									Other	Other
			Estimated Future			Estimated Future			Stock	Option
			Payouts Under			Payouts Under			Awards;	Awards;	Exercise	Grant Date
			Non-Equity			Equity			Number	Number of	or Base	Fair Value
		Date of	Incentive Plan			Incentive Plan			of Shares	Securities	Price of	of Stock
	Grant	Corporate	Awards(1)			Awards			of Stock	Underlying	Option	and Option
Name	Date	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards ($/sh)	Awards(2)

Frank E. Thomas	1/3/06	12/19/05								100,000	$7.12	$430,080
	6/25/06	6/25/06								430,000	3.80	1,003,620
	12/27/06	12/19/06								500,000	1.88	598,750
	12/27/06	12/19/06							40,000			28,772
	12/19/06	12/19/06	—	$138,000	—
Trevor Phillips, Ph.D.	1/3/06	12/19/05								100,000	7.12	430,080
	6/25/06	6/25/06								60,000	3.80	140,040
	12/27/06	12/19/06								100,000	1.88	119,750
	12/27/06	12/19/06							35,000			25,176
	12/19/06	12/19/06	—	105,000	—
Scott B. Townsend, Esq.	1/3/06	12/19/05								40,000	7.12	172,032
	6/25/06	6/25/06								50,000	3.80	116,700
	12/27/06	12/19/06								25,000	1.88	29,938
	12/27/06	12/19/06							26,700			19,205
	12/19/06	12/19/06	—	73,500	—
Dana Hilt, M.D.	4/26/06	4/26/06								100,000	4.93	300,301
	6/25/06	6/25/06								50,000	3.80	116,700
	12/27/06	12/19/06								25,000	1.88	29,938
	12/27/06	12/19/06							26,700			19,205
	12/19/06	12/19/06	—	87,000	—
Paul D. Rubin, M.D.	1/3/06	12/19/05								200,000	7.12	860,160
Walter Newman, Ph.D.	1/3/06	12/19/05								90,000	7.12	387,072
	6/25/06	6/25/06								50,000	3.80	116,700
Frederick Finnegan	1/3/06	12/19/05								110,000	7.12	473,088

(1)	The target amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represent the amount determined by our independent directors as the maximum annual cash bonus payable to each named executive officer for 2007. Under the employment agreements that we have entered into with our executive officers, each executive officer is eligible for an annual cash bonus in an amount determined by the Compensation Committee. On December 19, 2006, based on the recommendation of the Compensation Committee, our independent directors established the 2007 annual base salary and the maximum annual cash bonus for 2007, as a percentage of annual base salary, for each executive officer. The Compensation Committee may make actual cash bonus awards that may be greater or less than the maximum annual cash bonus based on overall corporate performance and individual performance. None of the executive officers is guaranteed any annual cash bonus. Company goals approved by our board of directors in March 2007 will be considered in determining actual bonus amounts for executive officers in respect of the 2007 fiscal year.

(2)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SFAS 123(R).

  Employment Agreements

On December 21, 2004, we entered into employment agreements with each of the following executive officers: Dr. Rubin, Dr. Newman, Dr. Phillips, Mr. Finnegan, Mr. Thomas and Mr. Townsend. Dr. Rubin and Mr. Finnegan each resigned from his employment in June 2006. Dr. Newman resigned from his employment in October 2006. On April 26, 2006, we entered into an employment agreement with Dr. Hilt. On June 26, 2006, we entered into an employment agreement with Jeffrey E. Young, our Vice President of Finance, Chief Accounting Officer and Treasurer.

Each employment agreement with our current executive officers has an initial term that extends through December 31, 2007 and automatically extends for an additional one-year term after such time on each subsequent anniversary of the commencement date unless either we or the executive officer gives 90-days prior notice.

Each executive officer is paid a base salary and is eligible for an annual cash bonus of a specified percentage of his annual base salary and an annual equity award. The actual amount of any cash bonus or equity award is determined by the Compensation Committee. The Compensation Committee may make actual cash bonus awards that may be greater or less than the maximum annual cash bonus based on overall corporate performance and individual performance. None of the executive officers is guaranteed either an annual cash bonus or an annual equity award. We do not have any formal or informal policy or target for the amount of executive salary and bonus in proportion to total compensation. For more information regarding our executive compensation process and the elements of executive compensation, see “Corporate Governance—Executive and Director Compensation Process” and “Information About Executive and Director Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation.”

On November 30, 2005, based on the recommendation of the Compensation Committee, our independent directors established 2006 annual base salaries and maximum annual cash bonuses, as a percentage of annual base salary, for 2006 for our then-serving executive officers. The independent directors approved a 2006 annual base salary of $367,000 for Dr. Rubin, $269,500 for Dr. Newman, $252,600 for Mr. Finnegan, $269,000 for Dr. Phillips, $252,600 for Mr. Thomas and $220,000 for Mr. Townsend. The independent directors approved a maximum annual cash bonus for 2006 of 45% of annual base salary for Dr. Rubin and 30% of annual base salary for each other executive officer.

In connection with the promotion of Mr. Thomas to the position of President as of June 26, 2006, Mr. Thomas’s annual base salary increased to $325,000, his maximum annual cash bonus increased to 35% of annual base salary and the Compensation Committee approved the grant to Mr. Thomas of an option to purchase 430,000 shares of our common stock at an exercise price of $3.80 per share, the closing price per share of our common stock reported by NASDAQ on June 23, 2006. The Compensation Committee also approved increased annual base salaries effective as of June 26, 2006 for Dr. Phillips of $289,000 and Mr. Townsend of $230,000.

Dr. Hilt’s employment agreement provides for an initial annual base salary of $280,000, a sign-on bonus of $10,000 and a maximum annual cash bonus of 30% of annual base salary. We also granted Dr. Hilt an option to purchase 100,000 shares of our common stock at an exercise price of $4.93 per share, the closing price per share of our common stock reported by NASDAQ on April 26, 2006. Under the employment agreement, we paid Dr. Hilt relocation expenses of $100,000.

Mr. Young’s employment agreement provides for an initial annual base salary of $185,000 and a maximum annual cash bonus of 30% of annual base salary.

Each employment agreement with our current executive officers provides that if we terminate the executive officer’s employment other than for “cause” or if the executive officer terminates his employment for “good reason,” in each case as those terms are defined in his employment agreement, then we are obligated to provide the following to the executive officer, provided he executes and delivers to Critical Therapeutics a severance agreement and release drafted by and satisfactory to counsel to Critical Therapeutics:

•	a lump sum payment equal to his annual base salary in effect at that time;

•	monthly payments in the amount of 80% of the monthly COBRA premiums for continued health and dental coverage for the executive officer and his dependents and 100% of the amount of the monthly premiums paid by us for life insurance and disability insurance for the executive officer until the earlier of one year after termination or the last day of the first month when such officer is eligible for benefits through other employment;

•	a pro rata payment of his target cash bonus in effect in the year of termination; and

•	accelerated vesting of 50% of his outstanding unvested stock options and restricted stock.

Immediately upon a “change of control” of Critical Therapeutics, as defined in his employment agreement, each executive officer is entitled to accelerated vesting of 50% of all his outstanding unvested stock options and restricted stock. In addition, if we terminate the executive officer’s employment other than for “cause” or if the executive officer terminates his employment for “good reason” during the period from three months before until one year after the occurrence of a change of control, then we are obligated to provide the following to the executive officer, provided he executes and delivers to Critical Therapeutics a severance agreement and release drafted by and satisfactory to counsel to Critical Therapeutics:

•	a lump sum payment equal to his annual base salary in effect at that time;

•	monthly payments in the amount of 80% of the monthly COBRA premiums for continued health and dental coverage for the executive officer and his dependents and 100% of the amount of the monthly premiums paid by us for life insurance and disability insurance for the executive officer until the earlier of one year after termination or the last day of the first month when such officer is eligible for benefits through other employment;

•	a pro rata payment of his target cash bonus in effect in the year of termination;

•	accelerated vesting of 100% of his outstanding unvested stock options and restricted stock; and

•	up to three months of outplacement services.

Upon voluntary resignation, each executive officer is entitled to a pro rata payment of his annual bonus from the previous year provided that the executive officer gives 90 days’ prior written notice of resignation and executes a release of Critical Therapeutics.

Each executive officer has agreed not to compete with us during his employment with us and for a one-year period after termination of employment by us for any reason or after a “change of control” of Critical Therapeutics. In the event of a breach of this non-competition obligation, Critical Therapeutics will be entitled to injunctive relief in addition to any other remedies it might have, and the executive will continue to be held to the obligation until the requisite time period has passed without any violation. Each executive officer has also agreed not to disclose any confidential information obtained during his employment. The severance agreements and releases used by Critical Therapeutics typically contain provisions, whereby a departing executive reaffirms these obligations, and non-disparagement clauses of perpetual duration, compliance with which is a condition to the receipt of payments.

Separation Agreements

Dr. Rubin.  In connection with Dr. Rubin’s resignation as our President and Chief Executive Officer, we entered into a letter agreement with Dr. Rubin on July 10, 2006. Under this agreement, we paid Dr. Rubin the following lump sum amounts in December 2006 pursuant to Dr. Rubin’s employment agreement:

•	$458,750, representing 1.25 times Dr. Rubin’s annual base salary;

•	$55,000, representing 50% of Dr. Rubin’s highest bonus payment in 2003, 2004 or 2005; and

•	$82,575, representing 50% of Dr. Rubin’s maximum cash bonus for 2006.

We also paid Dr. Rubin an additional lump sum amount of $60,000 in December 2006. For a period of up to fifteen months, we also agreed to reimburse Dr. Rubin for 80% of the monthly COBRA premiums for continued health coverage for Dr. Rubin and his dependents and 100% of any premiums that Dr. Rubin pays to continue coverage provided by us for life and disability insurance for a period of up to fifteen months. Under the agreement, 50% of Dr. Rubin’s unvested stock options as of June 23, 2006 became exercisable, and the exercise period on these vested options was extended until December 23, 2006.

Mr. Finnegan.  In connection with Mr. Finnegan’s resignation as our Senior Vice President of Sales and Marketing, we entered into a separation agreement with Mr. Finnegan on July 14, 2006. Under this agreement, we paid Mr. Finnegan the following lump sum amounts in December 2006 pursuant to Mr. Finnegan’s employment agreement:

•	$252,600, representing Mr. Finnegan’s annual base salary; and

•	$37,890, representing 50% of Mr. Finnegan’s maximum cash bonus for 2006.

We also agreed to reimburse Mr. Finnegan for 80% of the monthly COBRA premiums for continued health coverage for Mr. Finnegan and his dependents and 100% of the cost of the monthly premiums paid by us for life insurance and disability insurance for Mr. Finnegan in the month preceding his resignation for a period of twelve months. Under the agreement, 50% of Mr. Finnegan’s unvested stock options as of June 29, 2006 became exercisable, and the exercise period on these vested options was extended until December 29, 2006.

Dr. Newman.  In connection with Dr. Newman’s resignation as our Chief Scientific Officer and Senior Vice President of Research and Development, we entered into a separation agreement with Dr. Newman on October 25, 2006. Under this agreement, we paid Dr. Newman the following lump sum amounts in November 2006 pursuant to Dr. Newman’s employment agreement:

•	$269,500, representing Dr. Newman’s annual base salary; and

•	$67,375, representing 10/12 of Dr. Newman’s maximum cash bonus for 2006.

We also agreed to reimburse Dr. Newman for 80% of the premiums for continued health coverage for Dr. Newman and his dependents and 100% of the cost of the monthly premiums paid by us for life insurance and disability insurance for Dr. Newman in the month preceding his resignation for a period of twelve months. Under the agreement, 50% of Dr. Newman’s unvested stock options as of October 31, 2006 became exercisable.

Retention Bonus Arrangements

On November 9, 2006, the Compensation Committee determined that, in light of the restructuring announced in October 2006 and in lieu of cash bonuses based on performance goals, annual cash bonuses to executive officers for 2006 would be paid as flat sum retention bonus payments. Under this revised bonus program, each executive officer employed by us as of January 15, 2007 received a bonus payment equal to 50% of his maximum annual cash bonus for 2006. In addition, under this revised bonus program, each executive officer employed by us on the date we receive an action letter from the FDA on our NDA for the controlled-release formulation of zileuton will be entitled to a bonus payment equal to the remaining 50% of his maximum annual cash bonus for 2006.

As part of the revised bonus program for 2006, the Compensation Committee determined that if we terminate the employment of any executive officer without cause (as determined by us in good faith) prior to either of the bonus payment dates, we will pay such executive officer such retention bonuses as if such executive officer continued to be employed on such dates. In addition, the Compensation Committee determined that if a “change of control event” (as defined in our 2004 Stock Incentive Plan, as amended) occurred prior to either of the bonus payment dates, we will pay each executive officer that continues to be employed by us, a bonus payment equal to 100% of his maximum annual cash bonus for 2006 less any retention payments previously made to such executive officer pursuant to the retention bonus program.

2007 Salary Increases

On December 19, 2006, based on the recommendation of the Compensation Committee, our independent directors approved market adjustments and merit increases in the annual base salaries for our executive officers effective as of January 1, 2007. The independent directors approved a 2007 annual base salary of $345,000 for Mr. Thomas, $300,000 for Dr. Phillips, $290,000 for Dr. Hilt, $245,000 for Mr. Townsend and $195,000 for Mr. Young.

Future Bonus Eligibility

On December 19, 2006, based on the recommendation of the Compensation Committee, our independent directors established maximum annual cash bonuses for executive officers for 2007. The maximum annual cash bonus for 2007, as a percentage of 2007 annual base salary, is 40% for Mr. Thomas, 35% for Dr. Phillips and 30% for each of Dr. Hilt, Mr. Townsend and Mr. Young. The Compensation Committee may make actual cash bonus awards that may be greater or less than the maximum annual cash bonus based on overall corporate performance and individual performance. None of the executive officers is guaranteed any annual cash bonus.

Stock Option Grants

As reported in the Grants of Plan Based-Awards table above, we have granted stock options to our executive officers at various times during 2006. All stock options granted during 2006 to our executive officers vest as to 25% of the shares on the first anniversary of the grant date and as to the remaining shares in 36 approximately equal monthly installments beginning one month thereafter. Unless otherwise noted, all stock options are granted with an exercise price equal to the closing price per share of our common stock reported by NASDAQ on the grant date.

Restricted Stock Awards

On December 19, 2006, based on the recommendation of the Compensation Committee, our independent directors approved the grant of restricted stock awards for shares of our common stock under our 2004 Stock Incentive Plan, as amended, to our executive officers for a purchase price of $0.001 per share, subject to the terms of restricted stock agreements that we entered into with our executive officers. We granted 40,000 shares of common stock to Mr. Thomas, 35,000 shares of common stock to Dr. Phillips and 26,700 shares of common stock to each of Dr. Hilt, Mr. Townsend and Mr. Young. The restricted stock awards were granted effective as of December 27, 2006. The shares of common stock subject to the awards vest as to 50% of the shares on each of the first and second anniversaries of the grant date.

Information Relating to Equity Awards and Holdings

The following table sets forth information regarding unexercised stock options, stock that has not vested and equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market
								Plan	or Payout
			Equity					Awards:	Value of
			Incentive Plan				Market	Number of	Unearned
			Awards:			Number	Value of	Unearned	Shares,
	Number of	Number of	Number of			of Shares	Shares or	Shares,	Units or
	Securities	Securities	Securities			or Units	Units of	Units or	Other
	Underlying	Underlying	Underlying			of Stock	Stock	Other	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	That	That	Rights	That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	Have Not
Name	Exercisable	Unexercisable(1)	Options	Price	Date	Vested(2)	Vested(3)	Not Vested	Vested

Frank E. Thomas	111,331	88,002 (4)	—	$5.63	4/25/2014	40,000	$81,600	—	—
	46,906	78,094 (5)	—	5.99	9/7/2014
	—	100,000	—	7.12	1/2/2016
	—	430,000	—	3.80	6/24/2016
	—	500,000	—	1.88	12/26/2016
Trevor Phillips, Ph.D.	1,389	—	—	0.38	10/9/2012	35,000	71,400	—	—
	120,222	38,704 (6)	—	1.05	12/19/2013
	84,431	140,569 (7)	—	5.99	9/7/2014
	—	100,000	—	7.12	1/2/2016
	—	60,000	—	3.80	6/24/2016
	—	100,000	—	1.88	12/26/2016
Scott B. Townsend, Esq.	42,750	31,250	—	4.84	8/19/2014	26,700	54,468	—	—
	7,187	7,813	—	7.75	1/20/2015
	—	40,000	—	7.12	1/2/2016
	—	50,000	—	3.80	6/24/2016
	—	25,000	—	1.88	12/26/2016
Dana Hilt, M.D.	—	100,000	—	4.93	4/25/2016	26,700	54,468	—	—
	—	50,000	—	3.80	6/24/2016
	—	25,000	—	1.88	12/26/2016
Paul D. Rubin, M.D.	—	—	—	—	—	—	—	—	—
Walter Newman, Ph.D.	162,434	—	—	1.05	1/31/2007
	134,748	—	—	5.99	1/31/2007
	45,000	—	—	7.12	1/31/2007
	25,000	—	—	3.80	1/31/2007
Frederick Finnegan	—	—	—	—	—	—	—	—	—

(1)	Except as otherwise noted, shares subject to the options reflected in this column vest as to 25% of such shares on the first anniversary of the date of grant and as to the remaining shares in 36 approximately equal monthly installments beginning one month thereafter. The date of grant for each of these options is the date 10 years prior to the expiration date reflected in this table. Share numbers in this column give effect to shares already vested as of December 31, 2006, which are reflected in the previous column.

(2)	The shares reflected in this column represent restricted stock awards that vest as to 50% of the shares subject thereto on December 27, 2007 and as to the remaining 50% of the shares on December 27, 2008.

(3)	The amounts in this column are calculated based on a price per share of $2.04, the closing market price per share of our common stock on December 29, 2006, the last business day of the year.

(4)	This option vests as to these shares in approximately equal monthly installments through April 26, 2008.

(5)	This option vests as to these shares in approximately equal monthly installments through September 8, 2010, provided that 75% of the original number of shares subject to this option become exercisable based upon the satisfaction of two corporate objectives as determined by the Compensation Committee.

(6)	The remaining shares subject to this option vest as to one-third of such shares in monthly installments through December 19, 2007, and the remaining two-thirds of such shares on December 31, 2007.

(7)	This option vests as to these shares in approximately equal monthly installments through September 8, 2010, provided that 75% of the original number of shares subject to this option become exercisable based upon the satisfaction of two corporate objectives as determined by the Compensation Committee.

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock during the fiscal year ended December 31, 2006 for each of the named executive officers on an aggregated basis.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)

Frank E. Thomas	—	—	—	—
Trevor Phillips, Ph.D.	21,333	$89,349	—	—
Scott B. Townsend, Esq.	—	—	—	—
Dana Hilt, M.D.	—	—	—	—
Paul D. Rubin, M.D.	656,285	1,046,842	—	—
Walter Newman, Ph.D.	—	—	29,299	$59,770
Frederick Finnegan	34,695	89,651	—	—

(1)	The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the options.

(2)	The amounts in the “Value Realized on Vesting” column are calculated by multiplying the number of vested shares by the closing market price per share of our common stock on the vesting date or, if the vesting date is not a business day, on the previous business day.

Payments Upon Termination or Change of Control

We have entered into employment agreements with each of the named executive officers. These employment agreements provide for payments and benefits to the executive officer upon termination of employment or a change of control of Critical Therapeutics under specified circumstances. For information regarding the specific circumstances that would trigger payments and the provision of benefits, the manner in which payments and benefits would be provided and conditions applicable to the receipt of payments and benefits, see “— Employment Agreements.” In addition, we entered into separation agreements with Dr. Rubin, Dr. Newman and Mr. Finnegan in connection with their resignation from employment that provided for actual payments and benefits to these executive officers. Dr. Rubin and Mr. Finnegan resigned in June 2006 and Dr. Newman resigned in October 2006. For more information regarding these separation agreements, see “— Separation Agreements.”

The following tables set forth information regarding potential payments and benefits that each named executive officer who was serving as an executive officer on December 31, 2006 would receive upon termination of employment or a change of control of Critical Therapeutics under specified circumstances, assuming that the triggering event in question occurred on December 29, 2006, the last business day of the fiscal year.

Summary of Potential Payments Upon Termination or Change of Control

	Termination without Cause or for Good Reason				Voluntary Resignation
			Value of Options	Value of Stock
	Cash	Value of	with Accelerated	with Accelerated	Cash
Name	Payments(1)	Benefits(5)	Vesting(2)	Vesting(3)	Payments(4)

Frank E. Thomas	$438,750	$14,194	$40,000	$40,780	$47,000
Trevor Phillips, Ph.D.	375,700	14,194	27,158	35,683	49,000
Scott B. Townsend, Esq.	299,000	14,104	2,000	27,221	43,000
Dana Hilt, M.D.	364,000	10,090	2,000	27,221	—

	Immediately upon a Change of Control		Termination in Connection with a Change of Control
	Value of Options	Value of Stock			Value of Options	Value of Stock
	with Accelerated	with Accelerated	Cash	Value of	with Accelerated	with Accelerated
Name	Vesting(2)	Vesting(3)	Payments(1)	Benefits(5)	Vesting(2)	Vesting(3)

Frank E. Thomas	$40,000	$40,780	$438,750	$14,194	$80,000	$81,560
Trevor Phillips, Ph.D.	27,158	35,683	375,700	14,194	54,317	71,365
Scott B. Townsend, Esq.	2,000	27,221	299,000	14,104	4,000	54,441
Dana Hilt, M.D.	2,000	27,221	364,000	10,090	4,000	54,441

(1)	The amounts in this column reflect a lump sum payment equal to annual base salary in effect on December 29, 2006 and a pro rata payment of the target cash bonus for 2006 for the named executive officer.

(2)	The amounts in this column are calculated based on the difference between $2.04, the closing market price per share of our common stock on December 29, 2006, and the exercise price per share of the options subject to accelerated vesting.

(3)	The amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting by $2.04, the closing market price per share of our common stock on December 29, 2006.

(4)	The amounts in this column reflect a lump sum pro rata payment of the actual annual cash bonus paid to the named executive officer in the previous year.

(5)	The amounts in this column reflect 12 monthly payments in the amount of (i) 80% of the monthly COBRA premiums for continued health and dental coverage for the executive officer and his dependents and (ii) 100% of the amount of life insurance and disability insurance for the executive officer in month prior to termination.

The following table set forth for each named executive officer whose employment with us terminated during the last fiscal year information regarding actual payments and benefits received by such named executive officer pursuant to the separation agreement we entered into with such executive officer in connection with termination of employment.

Summary of Actual Payments Upon Termination of Employment

			Value of	Value of
			Options with	Stock with
			Accelerated	Accelerated
Name	Cash Payments	Value of Benefits	Vesting(1)	Vesting(2)

Paul D. Rubin, M.D.	$656,325	$15,390	$259,284	—
Walter Newman, Ph.D.	336,875	14,328	47,888	$4,624
Frederick Finnegan	290,490	14,328	30,498	—

(1)	The amounts in this column are calculated based on the difference between the closing market price per share of our common stock on the actual date of termination of employment and the exercise price per share of the options subject to accelerated vesting.

(2)	The amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting by the closing market price per share of our common stock on the actual date of termination of employment.

Compensation of Directors

The following table sets forth information for the fiscal year ended December 31, 2006 regarding the compensation of our directors who are not also named executive officers.

Director Compensation

	Fees Earned or Paid		All Other
Name	in Cash	Option Awards(1)	Compensation	Total

Richard W. Dugan	$58,250	$64,820	—	$123,070
Nicholas Galakatos, Ph.D.	47,750	23,726	—	71,476
Jean George(2)	—	23,726	—	23,726
Christopher Mirabelli, Ph.D.(2)	—	—	—	—
James B. Tananbaum, M.D.(2)	—	32,947	—	32,947
Christopher Walsh, Ph.D.	35,500	48,030	—	83,530
H. Shaw Warren, M.D.(3)	18,000	16,356	$86,735	121,091
Robert H. Zeiger(4)	24,000	130,342	50,646	204,988
M. Cory Zwerling(5)	11,000	15,520	73,463	99,983

(1)	The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock options for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R). The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Ms. George, Dr. Mirabelli and Dr. Tananbaum waived annual fees and meeting fees for 2006. Dr. Mirabelli also waived an option award.

(3)	Dr. Warren resigned from our board of directors on October 7, 2006. The amount in the “All Other Compensation” column for Dr. Warren consists of consulting fees for Dr. Warren in 2006. For more information, see “Transactions with Related Persons — Consulting Agreement with Founding Director.”

(4)	The amount in the “Option Awards” column for Mr. Zeiger includes the value of the portion of a stock option granted to Mr. Zeiger in connection with his employment on an interim basis in 2006 as Executive Chairman that had vested at the time he stepped down as Executive Chairman. The amount in the “All

Other Compensation” column for Mr. Zeiger includes $43,327 of salary and $7,319 of housing costs paid to Mr. Zeiger during his employment as Executive Chairman in 2006. For more information, see “Transactions with Related Persons — Offer Letter with Robert H. Zeiger.”

(5)	The amount in the “Option Awards” column for Mr. Zwerling includes the value of a stock option granted to Mr. Zwerling in connection with his consulting agreement. The amount in the “All Other Compensation” column for Mr. Zwerling consists of consulting fees for Mr. Zwerling in 2006. For more information, see “Transactions with Related Persons — Consulting Agreement with M. Cory Zwerling.”

Effective January 1, 2006, each non-employee member of our board of directors is eligible to receive the following fees:

•	$3,000 for each meeting of the board, up to a maximum of five in any calendar year, that the director attends in person;

•	$1,000 for each additional meeting of the board, in excess of five in any calendar year, that the director attends in person;

•	$1,500 for each meeting of any committee of the board on which the director serves that the director attends in person; and

•	$1,000 for each meeting of the board or any committee of the board on which the director serves that the director attends by teleconference.

The annual fee for the lead independent director is $7,000, the annual fee for the chair of our Audit Committee is $6,500, the annual fee for the chair of our Compensation Committee is $6,000, and the annual fee for the chair of our Nominating and Corporate Governance Committee is $5,000. We reimburse each non-employee director for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees. We pay all reasonable expenses related to continuing director education. However, we pay only a pro rata portion of those expenses for our non-employee directors who serve on any additional public company boards.

Each non-employee director also receives an option to purchase up to 25,000 shares of our common stock upon his or her initial election to our board of directors and an option to purchase up to 15,000 shares of our common stock at each year’s annual meeting after which he or she continues to serve as a director. Non-employee directors serving on the board for less than a full year receive a pro rata portion of the stock option grant that we make to non-employee directors following our annual meeting each year. The shares subject to these options become exercisable in 36 equal monthly installments beginning one month from the date of grant. Our directors are eligible to participate in our 2004 Stock Incentive Plan, as amended.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2006 regarding securities authorized for issuance under our equity compensation plans, consisting of our 2006 Employee Stock Purchase Plan, our 2004 Stock Incentive Plan, as amended, our 2003 Stock Incentive Plan, as amended, and our 2000 Equity

Incentive Plan, as amended. All of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))(1)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	5,714,770	$4.60	1,278,895
Equity compensation plans not approved by stockholders	—	—	—

Total	5,714,770	$4.60	1,278,895

(1)	In addition to being available for future issuance upon exercise of stock options that may be granted after December 31, 2006, our 2004 Stock Incentive Plan, as amended, provides for the issuance of restricted stock awards and other stock-based awards.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the fiscal year ended December 31, 2006 were Drs. Galakatos and Mirabelli and Ms. George. No member of the Compensation Committee was at any time during the fiscal year ended December 31, 2006, or formerly, an officer or employee of Critical Therapeutics or any subsidiary of Critical Therapeutics, except that Dr. Mirabelli served as our acting non-employee president from July 2001 to August 2002, nor has any member of the Compensation Committee had any relationship with Critical Therapeutics during the fiscal year ended December 31, 2006 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of Critical Therapeutics.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Critical Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2006.

By the Compensation Committee of the Board
of Directors of Critical Therapeutics, Inc.

Nicholas Galakatos, Ph.D., Chair
Jean George
Christopher Mirabelli, Ph.D.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Although stockholder approval of the selection of Deloitte & Touche LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our board of directors will reconsider its selection of Deloitte & Touche LLP.

Deloitte & Touche LLP also served as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of Deloitte & Touche LLP as Critical Therapeutics, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by Critical Therapeutics. In addition to the solicitation of proxies by mail, officers and employees of Critical Therapeutics may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

In order to be included in proxy material for our 2008 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Critical Therapeutics, Inc., Attn: Corporate Secretary, 60 Westview Street, Lexington, Massachusetts 02421 no later than November 28, 2007. However, if the date of the 2008 annual meeting is changed by more than 30 days from the date of the 2007 annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2008 annual meeting. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Corporate Secretary.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal offices in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. The date of our 2008 annual meeting of stockholders has not yet been established, but assuming it is held on May 2, 2008, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2008 annual meeting would need to be provided to our Corporate Secretary no earlier than January 2, 2008 and no later than February 1, 2008.

By order of the Board of Directors,

Scott B. Townsend, Esq.
Secretary

Lexington, Massachusetts
March 28, 2007

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE BY PROXY OVER THE INTERNET, BY TELEPHONE OR BY MAIL. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS OR VOTED BY PROXY OVER THE INTERNET OR BY TELEPHONE.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.	Please
	Mark Here	☐
for Address
Change or Comments
SEE REVERSE SIDE

1. To elect the following two (2) nominees as Class III Directors of the Company:	FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)	2. To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐
NOMINEES:
01 Jean George
02 Frank E. Thomas

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name of the nominee(s) on the line below:	PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
In their discretion, the proxies are authorized to vote in accordance with their judgment on any other matters which may properly come before the Annual Meeting or any adjournment thereof.
Signature                                                       Signature                                                     Date                                                 , 2007
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by an authorized person.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE
24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on May 1, 2007.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/crtx Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY
CRITICAL THERAPEUTICS, INC.
60 WESTVIEW STREET
LEXINGTON, MASSACHUSETTS 02421
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2007
     The undersigned, revoking all prior proxies, hereby appoints Trevor Phillips, Ph.D. and Frank E. Thomas, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Critical Therapeutics, Inc. (the “Company”) held of record by the undersigned on March 5, 2007 at the Annual Meeting of Stockholders to be held on May 2, 2007 at 10:00 a.m. and any adjournments thereof. The undersigned hereby directs Trevor Phillips, Ph.D. and Frank E. Thomas to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.
(Continued and to be signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

Dear Stockholder:
Please take note of the important information enclosed with this proxy card. There are matters related to the operation of the Company that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of these matters.
Sincerely,
Critical Therapeutics, Inc.
Your vote is important. Please vote immediately.
ANNUAL MEETING OF STOCKHOLDERS OF
CRITICAL THERAPEUTICS, INC.
May 2, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.